Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contacts:	Amy Jo Meyer	Ernie Knewitz
	1 (732) 524-6678	1 (917) 697-2318
	ameyer15@its.jnj.com	eknewitz@its.jnj.com

Investor Relations Contacts:	Joseph J. Wolk	Lesley Fishman
	1 (732) 524-1142	1 (732) 524-3922

Johnson & Johnson Announces Completion of Acquisition of Actelion
Transaction Expands Janssen Portfolio with
Leading Differentiated In-Market Medicines and Promising Late-Stage Therapies
NEW BRUNSWICK, N.J. - June 16, 2017 - Johnson & Johnson (NYSE:JNJ) today announced the completion of the acquisition of Actelion Ltd for a total purchase price of approximately $30 billion in cash. The acquisition was completed through an all-cash public tender offer by Johnson & Johnson’s Swiss subsidiary, Janssen Holding GmbH, to acquire all publicly held shares of Actelion Ltd for $280 per share, payable in U.S. dollars. Actelion will now become part of the Janssen Pharmaceutical Companies of Johnson & Johnson.
“We are very pleased to complete this compelling transaction and look forward to the value it will create for Johnson & Johnson and for patients around the world suffering from pulmonary arterial hypertension (PAH) and other serious illnesses,” said Alex Gorsky, Chairman and Chief Executive Officer of Johnson & Johnson. “Adding Actelion to our already strong pharmaceutical business expands our portfolio with leading, differentiated in-market medicines and promising late stage products. We are excited to welcome our new Actelion colleagues to the Johnson & Johnson Family of Companies as we work together to improve the health of people around the world.”
“Through this transaction, Janssen will establish a sixth therapeutic area that will be a growth engine for us as our combined team builds on the market-leading position of Actelion’s therapies,” said Joaquin Duato, Executive Vice President and Worldwide Chairman, Pharmaceuticals, Johnson & Johnson. “Actelion’s PAH franchise, including differentiated, innovative medicines Opsumit®, Uptravi® and Tracleer®1 expands our Janssen business and provides a leading commercial position in an established area of transformational medical innovation for patients with serious illnesses and significant unmet medical needs.”
In connection with the completion of the public tender offer, Actelion has spun off its drug discovery operations and early-stage clinical development assets into a newly created Swiss biopharmaceutical company, Idorsia Ltd (SIX:IDIA). Shares of Idorsia were distributed to Actelion’s shareholders as a stock dividend and will begin trading on the SIX Swiss Exchange today. As previously announced, a subsidiary of Johnson & Johnson will initially hold 9.9 percent of the shares of Idorsia and, subject to certain limitations, will have the right to an additional 22.1 percent of Idorsia’s outstanding equity through a convertible note. A subsidiary of Johnson & Johnson also has an option on ACT-132577, a compound in development for resistant hypertension for which the phase 2 clinical results were recently announced.
Johnson & Johnson expects the transaction to add approximately $1.3 billion in sales for 2017 and be accretive to 2017 adjusted earnings per share by approximately $0.07. This impact was already included in the company's full-year sales and adjusted earnings per share guidance provided in April. Also, as previously disclosed, in the first full year after close, Johnson & Johnson expects the transaction to be accretive to adjusted earnings per share by $0.35 to $0.40.2

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 130,800 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About the Janssen Pharmaceutical Companies of Johnson & Johnson
At the Janssen Pharmaceutical Companies of Johnson & Johnson, we are working to create a world without disease. Transforming lives by finding new and better ways to prevent, intercept, treat and cure disease inspires us. We bring together the best minds and pursue the most promising science. We are Janssen. We collaborate with the world for the health of everyone in it. Learn more at www.janssen.com. Follow us at www.twitter.com/JanssenUS and www.twitter.com/JanssenGlobal.

1 Opsumit® (macitentan), Uptravi® (selexipag) and Tracleer® (bosentan)
2 Adjusted earnings per share excludes intangible amortization expense and special items such as inventory step up, restructuring, integration, and other costs incurred to execute the transaction. Adjusted EPS is a non-GAAP financial measure and should not be considered a replacement for GAAP results. Johnson & Johnson does not provide GAAP financial measures on a forward-looking basis because the company is unable to predict with reasonable certainty the ultimate outcome of legal proceedings, unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments without unreasonable effort. These items are uncertain, depend on various factors, and could be material to Johnson & Johnson’s results computed in accordance with GAAP.

NOTE TO INVESTORS CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding the acquisition of Actelion Ltd. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the products, employees/operations and clinical work of Actelion, as well as the ability to ensure continued performance or market growth of Actelion’s products; the potential that the expected benefits and opportunities of the transaction may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including the uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new and existing products; competition, including technological advances, new products and patents attained by competitors; adverse litigation or government action; challenges to patents; changes to applicable laws and regulations, including domestic and foreign health care reforms; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Actelion can be found in Johnson & Johnson’s publicly available filings with the U.S. Securities and Exchange Commission, and Actelion’s publicly available filings on its website. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.actelion.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.